Exhibit (a)(10)

CONTACTS:	Susan Hubbard, Investors (650) 522-5715 Amy Flood, Media (650) 522-5643

For Immediate Release

GILEAD SCIENCES ANNOUNCES EARLY TERMINATION OF

HART-SCOTT-RODINO WAITING PERIOD

Foster City, CA, March 31, 2009 – Gilead Sciences, Inc. (Nasdaq: GILD) today announced that the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to Gilead’s cash tender offer for CV Therapeutics, Inc. (Nasdaq: CVTX) has been terminated by the United States Federal Trade Commission prior to the expiration of the waiting period.

The tender offer is expected to close during the second quarter of 2009, subject to customary closing conditions. Unless the tender offer is extended, the offer and withdrawal rights will expire at 12:00 midnight (one minute after 11:59 pm), New York City time, on April 14, 2009.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell CV Therapeutics shares. The tender offer can only be made through an offer to purchase, letter of transmittal and related tender offer materials. The tender offer materials, certain other offer materials, and the solicitation/recommendation statement have been sent to all stockholders of CV Therapeutics and also are available free of charge at the SEC’s website at www.sec.gov.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia. For more information on Gilead Sciences, please visit the company’s website at www.gilead.com or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.

Forward-Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors including the risk that the acquisition of CV Therapeutics will not be consummated as the transaction is subject to certain closing conditions. For example, the ability of the parties to close the tender offer during the second quarter of 2009 will depend on a number of factors outside the parties’ control, including the satisfaction of closing conditions. In addition, if and when the transaction is consummated, there will be risks and uncertainties related to Gilead’s ability to successfully integrate the products and employees of Gilead and CV Therapeutics, its ability to increase sales of CV Therapeutics’ approved products and its ability to advance pipeline programs. These risks, uncertainties and other factors, and the general risks associated with Gilead’s business as described in reports and other documents filed with the Securities and Exchange Commission, could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements or other statements included in this press release.

- more -

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA phone 650 574 3000 facsimile 650 578 9264	www.gilead.com

March 31, 2009	Page 2

Additional Information and Where to Find It

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of CV Therapeutics. CV Therapeutics stockholders are urged to read the relevant tender offer documents because they contain important information that stockholders should consider before making any decision regarding tendering their shares. Gilead has filed tender offer materials with the U.S. Securities and Exchange Commission and CV Therapeutics has filed a Solicitation/Recommendation Statement with respect to the offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, have been made available to all stockholders of CV Therapeutics at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s web site at www.sec.gov. Free copies of the Offer to Purchase, the related Letter of Transmittal and certain other offering documents are available from Gilead by mailing requests for such materials to Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, CA 94404, attention: Investor Relations, and free copies of the Solicitation/Recommendation Statement are available from CV Therapeutics by contacting Mackenzie Partners, Inc. at (800) 322-2885 toll free or (212) 929-5500 collect.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Gilead and CV Therapeutics file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Investors may read and copy any reports, statements or other information filed by Gilead or CV Therapeutics at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Gilead’s and CV Therapeutics’ filings with the Commission are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Interests of Certain Persons in the Offer and the Merger

Gilead will be, and certain other persons may be, soliciting CV Therapeutics stockholders to tender their shares into the tender offer. The directors and executive officers of Gilead and the directors and executive officers of CV Therapeutics may be deemed to be participants in Gilead’s solicitation of CV Therapeutics’ stockholders to tender their shares into the tender offer.

Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the directors and officers of Gilead and CV Therapeutics in the tender offer by reading the Offer to Purchase and certain other offer documents, as well as the Solicitation/Recommendation Statement.

# # #